Exhibit 99.1

IsoRay Announces Final Court Approval of Class Action Settlement

Settlement Fully Funded by D&O Insurance

RICHLAND, Wash., March 9, 2017 -- IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced that the previously announced Stipulation of Settlement (the "Settlement") has been approved by the U.S. District Court for the Eastern District of Washington. The Settlement, in which the parties agreed to settle the consolidated securities class action litigation, IsoRay, Inc. Securities Litigation, Case No. 4:15-cv-05046-LRS (the "Litigation"), was first announced on September 27, 2016.

The court has entered an order and final judgment that will (i) dismiss with prejudice and release the claims asserted in the complaint against the defendants, including IsoRay, and any claims that could have been asserted that arise or relate to the facts alleged in the complaint, such that every member of the settlement class will be barred from asserting such claims in the future, and (ii) approve the payment of the $3,537,500 settlement fund, minus the payment of attorneys’ fees and costs to plaintiff’s counsel, to members of the settlement class, which was previously funded entirely by IsoRay’s insurance carriers. The Defendants have denied and continue to deny each and all of the claims alleged by the plaintiffs in the Litigation. Nevertheless, the Defendants agreed to the Settlement to eliminate the uncertainty, distraction, burden, and expense of further litigation.

About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington Company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter @IsoRay.

Safe Harbor Statement

Statements in this news release about the Settlement, the court’s final approval of the settlement, and the associated dismissal, release and the approval of the settlement amount for the benefit of settlement class members, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate court and corporate actions could differ materially from those in such forward-looking statements if the Settlement or the court’s final approval order and judgment are challenged or appealed before expiration of the time to appeal the final order and judgment entered by the court. Unless required to do so by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

IsoRay Inc.

info@isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory Group

sprince@pcgadvisory.com

(646) 762-4518